LEGAL PROCEEDINGS

Since October 2003, Federated and
related entities (collectively,
"Federated"), and various Federated funds
("Funds"), have been named as
defendants in several class action
lawsuits now pending in the United
States District Court for the District of
Maryland. The lawsuits were
purportedly filed on behalf of people who purchased, owned and/or redeemed shares of Federated-sponsored mutual funds during specified periods beginning November 1, 1998. The suits are generally similar in alleging that Federated engaged in illegal and improper trading practices including market timing and late trading in concert with certain institutional traders, which allegedly caused financial injury to the mutual fund shareholders. These lawsuits began to be filed shortly after Federated's first public announcement that it had received requests for information on shareholder trading activities in the Funds from the SEC, the Office of the New York State Attorney
General ("NYAG"), and other authorities.
In that regard, on November
28, 2005, Federated announced that it had reached final settlements with the SEC and the NYAG with respect to those matters. Specifically, the SEC and NYAG settled proceedings against three Federated subsidiaries involving undisclosed market timing arrangements and late trading. The SEC made findings: that Federated Investment Management
Company ("FIMC"), an SEC-registered
investment adviser to various
Funds, and Federated Securities Corp., an
SEC-registered broker-dealer
and distributor for the Funds, violated
provisions of the Investment
Advisers Act and Investment Company Act
by approving, but not
disclosing, three market timing arrangements, or the associated conflict of interest between FIMC and the funds involved in the arrangements, either to other fund shareholders or to the funds' board;
and that Federated Shareholder Services
Company, formerly an SEC-
registered transfer agent, failed to prevent a customer and a Federated employee from late trading in violation of provisions of the Investment
Company Act. The NYAG found that such
conduct violated provisions of
New York State law. Federated entered into the settlements without admitting or denying the regulators' findings.
As Federated previously
reported in 2004, it has already paid
approximately $8.0 million to
certain funds as determined by an independent consultant. As part of these settlements, Federated agreed to pay disgorgement and a civil money penalty in the aggregate amount of an additional $72 million and, among other things, agreed that it would not serve as investment adviser to any registered investment company unless (i) at least 75% of the fund's directors are independent of Federated, (ii) the chairman of each such fund is independent of Federated,
(iii) no action may be
taken by the fund's board or any committee thereof unless approved by a majority of the independent trustees of the fund or committee, respectively, and (iv) the fund appoints a "senior officer" who reports to the independent trustees and is responsible for monitoring compliance by the fund with applicable laws and fiduciary duties and for managing the process by which management fees charged to a fund are approved. The settlements are described in Federated's announcement which, along with previous press releases and related communications on those matters, is available in the "About Us" section of Federated's website at FederatedInvestors.com.
Federated entities have also been named
as defendants in several
additional lawsuits that are now pending in the United States District
Court for the Western District of Pennsylvania, alleging, among other things, excessive advisory and Rule 12b-1 fees.
The Board of the Funds retained the law
firm of Dickstein Shapiro LLP
to represent the Funds in each of the
lawsuits described in the
preceding two paragraphs. Federated and
the Funds, and their respective
counsel, have been defending this litigation, and none of the Funds remains a defendant in any of the lawsuits
(though some could
potentially receive any recoveries as
nominal defendants). Additional
lawsuits based upon similar allegations may be filed in the future. The potential impact of these lawsuits, all of which seek unquantified damages, attorneys' fees, and expenses, and future potential similar suits is uncertain. Although we do not believe that these lawsuits will have a material adverse effect on the Funds, there can be no assurance that these suits, ongoing adverse publicity and/or other developments resulting from the regulatory investigations will not result in increased Fund redemptions, reduced sales of Fund shares, or other adverse consequences for the Funds.